E A R N I N G S R E L E A S E

Press Contacts:     Gary R. Shook, President & CEO            540-687-4801 or
pres@middleburgbank.com

Raj Mehra, EVP & CFO                540-687-4816 or
cfo@middleburgbank.com

Jeffrey H. Culver, EVP & COO            703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2014 RESULTS

MIDDLEBURG, VA. – July 30, 2014 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $1.86 million for the quarter ended June 30, 2014, or $0.26 per diluted share.

“The broad based improvement in credit metrics and the reduction in nonperforming assets in the second quarter of 2014 was a continuation of the positive momentum that has been experienced by the Company this year,” commented Gary R. Shook, President and CEO of Middleburg Financial Corporation.  He continued, “the reduction in revenue during the second quarter was primarily due to  the sale of our majority interest in Southern Trust Mortgage in May.  The bank experienced strong deposit inflows during the quarter which increased liquidity but depressed net interest margins. We sold some nonperforming loans during the second quarter which lowered problem assets.  Asset quality improved during the second quarter, and as a result the ratio of nonperforming assets to total assets was 1.57% at the end of the quarter. Expense reduction remains a priority for us. Operating expenses have fallen by 15.08% since the quarter ended June 30, 2013 as we have reduced staffing, rationalized marketing spending and shed real estate which in turn lowered OREO expenses.”

“The 90th Anniversary of Middleburg Bank was on July 1, 2014, and as we approach a century of providing financial services to the communities in which we operate, we are committed to profitable growth and to delivering results for our shareholders.”

Second Quarter 2014 Highlights:

•
Net income of $1.86 million or $0.26 per diluted share for the quarter ended June 30, 2014, a decrease 6.17% compared to net income of $1.98 million or $0.28 per diluted share for the previous quarter and a decrease of 11.37% compared to net income of $2.09 million or $0.29 per diluted share for the second quarter of 2013;

•	Net interest margin of 3.38% compared to 3.54% for the previous quarter and 3.40% for the quarter ended June 30, 2013;

•	Net interest income of $9.51 million for the quarter ended June 30, 2014, a decrease of 2.07% compared to the previous quarter and an increase of 1.81% compared to the quarter ended June 30, 2013;

•	Non-interest expenses of $11.13 million for the quarter ended June 30, 2014, a decrease of 8.27% compared to the previous quarter and a decrease of 15.08% compared to the quarter ended June 30, 2013;

•	Total assets were $1.25 billion as of quarter end, an increase of 3.67% since the previous quarter and an increase of 2.03% since December 31, 2013;

•	Total deposits were $1.00 billion as of quarter end, an increase of 4.39% since the previous quarter and an increase of 2.15% since December 31, 2013;

•	Loans held-for-investment were $727.11 million as of quarter end, a decrease of 0.60% since the previous quarter and a decrease of 0.19% since December 31, 2013;

•	Credit quality improved with nonaccrual loans totaling $10.41 million as of June 30, 2014, a decrease of 30.03% since the previous quarter and a decrease of 47.31% since December 31, 2013;

•	The ratio of non-performing assets to total assets was 1.57% at June 30, 2014 compared to 2.04% at March 31, 2014, 2.33% at December 31, 2013 and 2.80% at June 30, 2013;

•
Capital ratios continue to be strong: Tangible Common Equity Ratio of 9.22%, Total Risk-Based Capital Ratio of 16.88%, Tier 1 Risk-Based Capital Ratio of 15.63%, and a Tier 1 Leverage Ratio of 9.54% at June 30, 2014.

•	On May 15, 2014, the Company sold its majority interest in Southern Trust Mortgage to a consortium of banks and the President of Southern Trust Mortgage.

TOTAL REVENUE
Total revenue, which is comprised of net interest income (before provision for loan losses) and non-interest income, was $13.78 million for the quarter ended June 30, 2014, representing a decrease of 11.60% compared to the previous quarter and a decrease of 16.06% compared to the quarter ended June 30, 2013.

Net Interest Income
The Company recorded net interest income of $9.51 million for the quarter ended June 30, 2014, representing a decrease of 2.07% compared to the previous quarter and an increase of 1.81% compared to the quarter ended June 30, 2013. The net interest margin declined to 3.38%, compared to 3.54% for the previous quarter and 3.40% for the quarter ended June 30, 2013.

The following factors contributed to the changes in the net interest margin for the quarter:

•	Yields on earning assets declined by 17 bp during the quarter primarily due to the 14 bp decrease in loan yields.

•	Loan yields declined for the following reasons:

•
Following the sale of our majority interest in Southern Trust Mortgage on May 15, 2014, the balance of mortgages held for sale was reduced to conform to the bank's lending limits. The decline in interest income from mortgages held for sale was a contributor to lower loan yields.

•	Another factor was large payoffs in commercial and 1-4 family loans and lower yields on loans booked during the quarter.

•	Yields on securities increased by 13 bp during the quarter due to the decline in premium amortization.

•
We experienced strong deposit inflows late in the second quarter. These funds are expected to be short-term in nature and as a result have not been deployed into longer term higher margin earning assets. The increase in earning assets was a major factor in depressing net interest margin during the second quarter.

Non-Interest Income
Non-interest income was lower by 27.34% and 39.65% compared to the previous quarter and the quarter ended June 30, 2013, respectively. The primary reasons for the decline in non-interest income compared to the prior quarter were reduced mortgage revenue during the second quarter and income from a large recovery in the first quarter of 2014 related to a previously charged off loan. Non-interest income was lower compared to the quarter ended June 30, 2013, primarily as a result of lower mortgage revenue stemming from a decline in loan originations during the second quarter of 2014. In addition, we sold our majority interest in Southern Trust Mortgage during the second quarter of 2014, which reduced revenue from gain on mortgage loan sales, but yielded a gain on sale of $24,000. The drop in mortgage revenue was partially offset by fees generated by our wealth management group. Fees earned by Middleburg Investment Group (“MIG”) increased by 1.26% compared to the previous quarter and were higher by 7.03% compared to the quarter ended June 30, 2013. Fee income is based primarily upon the market value of the accounts under administration which were $1.68 billion at June 30, 2014 compared to $1.47 billion at June 30, 2013.

NON-INTEREST EXPENSE
Non-interest expense fell by 8.27% compared to the previous quarter and declined by 15.08% compared to the quarter ended June 30, 2013. Principal categories of non-interest expense that changed were the following:

•
Salaries and employee benefit expense decreased by 14.79% compared to the previous quarter and was lower by 22.09% compared to the quarter ended June 30, 2013. The primary reason for lower salary and employee benefit expenses during the second quarter of 2014 was the sale of our majority interest in Southern Trust Mortgage on May 15, 2014. Staff reductions in 2013 at the bank and at Southern Trust Mortgage were the major reasons for the reduction in salary and benefits expenses compared to the second quarter of 2013.

•
We streamlined campaign and product promotions, which continued to reduce advertising expenses significantly. Advertising expenses for the quarter declined by 19.63% compared to the previous quarter and 69.89% compared to the quarter ended June 30, 2013.

•
Costs related to other real estate owned (OREO) declined during the quarter as ongoing expenses to maintain the properties fell. Expenses related to OREO decreased by 92.81% compared to the previous quarter and 91.55% compared to the quarter ended June 30, 2013.

•	The Company wrote down the carrying value of a property acquired for future branch expansion by $200,000 in the second quarter.

Despite lower operating expenses, the efficiency ratio for the second quarter of 2014 increased to 78.99% compared to 75.19% for the previous quarter as revenue declined at a greater pace.

ASSET QUALITY
Asset quality continued to improve during the second quarter. The improvement in credit quality was broad based which was reflected in the lower provision for loan losses in the second quarter.

•	Loans that were delinquent for more than 90 days and still accruing declined to $355,000 as of June 30, 2014 from $808,000 as of December 31, 2013 and $829,000 as of June 30, 2013.

•
Nonaccrual loans declined to $10.41 million as of June 30, 2014 from $19.75 million as of December 31, 2013 and $20.38 million as of June 30, 2013, representing a decrease of 47.30% and 48.92%, respectively.

•
Troubled debt restructurings that were performing as agreed totaled $4.55 million at June 30, 2014 compared to $4.67 million at December 31, 2013 and $5.37 million at June 30, 2013, representing an decrease of 2.61% and 15.17%, respectively.

•
Total nonperforming assets were $19.67 million or 1.57% of total assets at June 30, 2014 compared to $28.66 million or 2.33% to total assets at December 31, 2013 and $34.14 million or 2.80% of total assets at June 30, 2013.

•
We sold $3.6 million of nonperforming loans during the quarter and a large loan relationship paid off. Specific reserves associated with these loans totaled $1.59 million. The removal of these specific reserves contributed to a decline in the allowance for loan losses.

The allowance for loans losses was $11.51 million or 1.58% of total loans at June 30, 2014 compared to $13.23 million or 1.81% of total loans at the end of the previous quarter and $13.62 million or 1.93% of total loans at June 30, 2013.

CONSOLIDATED ASSETS
Total consolidated assets at June 30, 2014 were $1.25 billion, an increase of 2.03% since December 31, 2013. Changes in major asset categories were as follows:

•
Cash balances and deposits at other banks increased by $51.88 million compared to December 31, 2013. The primary reason for the higher cash balances were deposit inflows late in the quarter. Due to the anticipated short term nature of these funds, they were not deployed into loans or securities and instead retained at the Federal Reserve.

•	Securities available for sale increased by $1.24 million compared to December 31, 2013.

•	Loans held for investment decreased by $1.37 million since December 31, 2013.

•
Balances of mortgages held for sale decreased by $19.69 million compared to December 31, 2013. The decline in the balances of mortgages held for sale was the result of the sale of our majority interest in Southern Trust Mortgage on May 15, 2014 following which we reduced the balances to conform to our lending limits.

CONSOLIDATED LIABILITIES
Total consolidated liabilities at June 30, 2014 were $1.13 billion, an increase of 1.89% compared to December 31, 2013. The most significant change in liabilities was an increase in non-maturity deposits primarily due to inflows late in the quarter. The increase in non-maturity deposits was accompanied by a decline in time deposits. Total deposits increased by $21.10 million from December 31, 2013 to $1.00 billion as of quarter end June 30, 2014.

SHAREHOLDERS' EQUITY AND CAPITAL
Shareholders’ equity attributable to Middleburg Financial Corporation shareholders at June 30, 2014 was $119.05 million, compared to $112.58 million at December 31, 2013. Retained earnings at June 30, 2014 were $53.53 million compared to $50.69 million at December 31, 2013. The book value of the Company’s common stock at June 30, 2014 was $16.73 per share versus $15.90 per share at December 31, 2013.

The Company’s capital ratios remain well above regulatory minimum capital ratios as of June 30, 2014:

•	Tier 1 Leverage ratio was 9.54%, 5.54% over the regulatory minimum of 4.0%

•	Tier 1 Risk-Based Capital Ratio was 15.63%, 11.63% over the regulatory minimum of 4.0%

•	Total Risk Based Capital Ratio was 16.88%, 8.88% over the regulatory minimum of 8.0%.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston, Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg.

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)	(Audited)
	June 30, 2014	December 31, 2013
ASSETS
Cash and due from banks	$6,289	$6,648
Interest-bearing deposits with other institutions	112,934	60,695
Total cash and cash equivalents	119,223	67,343
Securities available for sale, at fair value	329,667	328,423
Loans held for sale	13,484	33,175
Restricted securities, at cost	6,404	6,780
Loans receivable, net of allowance for loan losses of $11,508 and $13,320, respectively	715,598	715,160
Premises and equipment, net	19,343	20,017
Goodwill and identified intangibles	3,893	5,346
Other real estate owned, net of valuation allowance of $644 and $398, respectively	4,356	3,424
Bank owned life insurance	22,281	21,955
Accrued interest receivable and other assets	18,486	26,130
TOTAL ASSETS	$1,252,735	$1,227,753

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$198,407	$185,577
Savings and interest bearing demand deposits	550,126	528,879
Time deposits	254,962	267,940
Total deposits	1,003,495	982,396
Securities sold under agreements to repurchase	35,331	34,539
Federal Home Loan Bank borrowings	80,000	80,000
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	9,708	10,590
Commitments and contingent liabilities	—	—
TOTAL LIABILITIES	1,133,689	1,112,680

SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized, 7,113,744 and 7,080,591, issued and outstanding, respectively)	17,454	17,403
Capital surplus	44,483	44,251
Retained earnings	53,528	50,689
Accumulated other comprehensive income	3,581	232
Total Middleburg Financial Corporation shareholders' equity	119,046	112,575
Non-controlling interest in consolidated subsidiary	—	2,498
TOTAL SHAREHOLDERS' EQUITY	119,046	115,073
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,252,735	$1,227,753

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Statements of Income
(In thousands, except for per share data)
	(Unaudited)		(Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$8,493	$8,795	$17,299	$17,760
Interest and dividends on securities available for sale
Taxable	1,792	1,468	3,410	2,999
Tax-exempt	537	646	1,121	1,276
Dividends	72	54	145	110
Interest on deposits in banks and federal funds sold	47	29	73	59
Total interest and dividend income	10,941	10,992	22,048	22,204
INTEREST EXPENSE
Interest on deposits	995	1,253	1,997	2,626
Interest on securities sold under agreements to repurchase	81	81	161	161
Interest on short-term borrowings	—	18	—	47
Interest on FHLB borrowings and other debt	355	299	668	594
Total interest expense	1,431	1,651	2,826	3,428
NET INTEREST INCOME	9,510	9,341	19,222	18,776
Provision for (recovery of) loan losses	72	184	960	(4)
NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSSES	9,438	9,157	18,262	18,780
NON-INTEREST INCOME
Service charges on deposit accounts	622	574	1,180	1,108
Trust services income	1,057	1,014	2,105	1,974
Gains on loans held for sale	1,916	4,483	4,858	8,376
Gains on securities available for sale, net	66	326	129	373
Commissions on investment sales	146	110	286	204
Fees on mortgages held for sale	23	58	51	75
Bank owned life insurance	164	123	326	243
Gain on sale of majority interest in consolidated subsidiary	24	—	24	—
Other operating income	255	392	1,196	655
Total non-interest income	4,273	7,080	10,155	13,008
NON-INTEREST EXPENSE
Salaries and employee benefits	5,993	7,692	13,026	15,492
Occupancy and equipment	1,679	1,787	3,579	3,592
Advertising	131	435	294	703
Computer operations	510	458	969	919
Other real estate owned	12	142	179	961
Other taxes	220	187	417	379
Federal deposit insurance	230	270	468	535
Other operating expenses	2,356	2,137	4,335	4,455
Total non-interest expense	11,131	13,108	23,267	27,036
Income before income taxes	2,580	3,129	5,150	4,752
Income tax expense	667	774	1,415	1,137
NET INCOME	1,913	2,355	3,735	3,615
Net loss (income) attributable to non-controlling interest	(58)	(262)	98	(195)
Net income attributable to Middleburg Financial Corporation	$1,855	$2,093	$3,833	$3,420
Earnings per share:
Basic	$0.26	$0.30	$0.54	$0.48
Diluted	$0.26	$0.29	$0.54	$0.48
Dividends per common share	$0.07	$0.05	$0.14	$0.10

MIDDLEBURG FINANCIAL CORPORATION
Quarterly Summary Statements of Income
(Unaudited, Dollars In thousands, except for per share data)
	For the Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$8,493	$8,806	$8,744	$8,744	$8,795
Interest and dividends on securities available for sale
Taxable	1,792	1,617	1,638	1,468	1,468
Tax-exempt	537	584	638	640	646
Dividends	72	73	63	59	54
Interest on deposits in banks and federal funds sold	47	26	31	43	29
Total interest and dividend income	10,941	11,106	11,114	10,954	10,992
INTEREST EXPENSE
Interest on deposits	995	1,002	1,094	1,190	1,253
Interest on securities sold under agreements to repurchase	81	80	82	82	81
Interest on short-term borrowings	—	—	17	59	18
Interest on FHLB borrowings and other debt	355	313	311	303	299
Total interest expense	1,431	1,395	1,504	1,634	1,651
NET INTEREST INCOME	9,510	9,711	9,610	9,320	9,341
Provision for loan losses	72	888	110	3	184
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,438	8,823	9,500	9,317	9,157
NON-INTEREST INCOME
Service charges on deposit accounts	622	557	593	590	574
Trust services income	1,057	1,048	1,033	963	1,014
Gains on loans held for sale	1,916	2,942	3,114	4,162	4,483
Gains on securities available for sale, net	66	63	22	23	326
Commissions on investment sales	146	140	107	159	110
Fees on mortgages held for sale	23	28	—	28	58
Bank owned life insurance	164	162	105	125	123
Gain on sale of majority interest in consolidated subsidiary	24	—	—	—	—
Other operating income	255	941	431	78	392
Total non-interest income	4,273	5,881	5,405	6,128	7,080
NON-INTEREST EXPENSE
Salaries and employee benefits	5,993	7,033	7,385	7,750	7,692
Occupancy and equipment	1,679	1,900	1,857	1,820	1,787
Advertising	131	163	436	318	435
Computer operations	510	458	485	456	458
Other real estate owned	12	167	78	416	142
Other taxes	220	197	186	186	187
Federal deposit insurance	230	238	139	149	270
Other operating expenses	2,356	1,979	3,134	2,210	2,137
Total non-interest expense	11,131	12,135	13,700	13,305	13,108
Income before income taxes	2,580	2,569	1,205	2,140	3,129
Income tax expense	667	749	303	491	774
NET INCOME	1,913	1,820	902	1,649	2,355
Net loss (income) attributable to non-controlling interest	(58)	157	224	(38)	(262)
Net income attributable to Middleburg Financial Corporation	$1,855	$1,977	$1,126	$1,611	$2,093
Earnings per share:
Basic	$0.26	$0.28	$0.16	$0.23	$0.30
Diluted	$0.26	$0.28	$0.16	$0.23	$0.29
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.05

MIDDLEBURG FINANCIAL CORPORATION
Selected Financial Data by Quarter
(Unaudited, Dollars in thousands, except for per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
BALANCE SHEET RATIOS
Loans to deposits	72.46%	76.10%	74.15%	74.71%	73.50%
Average interest-earning assets to average interest-bearing liabilities	128.37%	126.80%	126.87%	126.23%	125.09%
INCOME STATEMENT RATIOS
Return on average assets (ROA)	0.61%	0.66%	0.37%	0.52%	0.69%
Return on average equity (ROE)	6.30%	6.99%	3.92%	5.71%	7.25%
Net interest margin (1)	3.38%	3.54%	3.43%	3.33%	3.40%
Yield on average earning assets	3.87%	4.04%	3.94%	3.89%	3.97%
Cost of funds	0.52%	0.52%	0.55%	0.59%	0.61%
Efficiency ratio (6)	78.94%	75.19%	88.32%	81.19%	78.35%
PER SHARE DATA
Dividends	$0.07	$0.07	$0.07	$0.07	$0.05
Book value (MFC Shareholders)	16.73	16.37	15.90	15.86	15.93
Tangible book value (4)	16.19	15.62	15.13	15.03	15.09
SHARE PRICE DATA
Closing price	$20.00	$17.61	$18.04	$19.28	$19.10
Diluted earnings multiple (2)	19.23	15.72	19.61	20.96	16.47
Book value multiple (3)	1.20	1.08	1.11	1.21	1.20
COMMON STOCK DATA
Outstanding shares at end of period	7,113,744	7,076,145	7,080,591	7,089,091	7,089,598
Weighted average shares O/S , basic - QTD	7,093,788	7,078,470	7,096,260	7,080,244	7,072,587
Weighted average shares O/S, diluted - QTD	7,117,826	7,103,785	7,130,272	7,118,208	7,102,670
Dividend payout ratio	26.92%	25.05%	33.32%	30.43%	16.88%
CAPITAL RATIOS
Capital to assets - common shareholders	9.50%	9.59%	9.20%	9.25%	9.28%
Capital to assets - with non-controlling interest	9.50%	9.78%	9.40%	9.48%	9.50%
Tangible common equity ratio (5)	9.22%	9.19%	8.76%	8.81%	8.83%
Leverage ratio	9.54%	9.61%	9.42%	9.36%	9.32%
Tier 1 risk based capital ratio	15.63%	14.67%	14.62%	14.58%	14.15%
Total risk based capital ratio	16.88%	15.93%	15.88%	15.83%	15.41%
CREDIT QUALITY
Net charge-offs to average loans	0.23%	0.13%	0.02%	0.03%	0.01%
Total nonperforming loans to total loans	2.11%	2.76%	3.46%	3.63%	3.76%
Total nonperforming assets to total assets	1.57%	2.04%	2.33%	2.51%	2.80%
Nonaccrual loans to:
Total loans	1.43%	2.03%	2.71%	2.87%	2.88%
Total assets	0.83%	1.23%	1.61%	1.69%	1.67%
Allowance for loan losses to:
Total loans	1.58%	1.81%	1.83%	1.87%	1.93%
Nonperforming assets	58.50%	53.54%	46.48%	43.86%	39.88%
Nonaccrual loans	110.57%	88.92%	67.44%	65.20%	66.82%
NONPERFORMING ASSETS
Loans delinquent 90+ days and still accruing	$355	$503	$808	$636	$829
Nonaccrual loans	10,408	14,876	19,752	20,525	20,376
Restructured loans (not in non-accrual)	4,552	4,838	4,674	4,820	5,366
Other Real Estate Owned	4,356	4,491	3,424	4,530	7,570
Total nonperforming assets	$19,671	$24,708	$28,658	$30,511	$34,141

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded. Because the Company earns non taxable interest income due to the mix in its investment and loan portfolios, net interest income for the ratio is calculated on a tax equivalent basis as described above. This calculation excludes net securities gains and losses.

(2)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(3)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(4)
Tangible book value is not a measurement under accounting principles generally accepted in the United States. It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(5)
The tangible common equity ratio is not a measurement under accounting principles generally accepted in the United States. It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and total assets and then dividing the adjusted shareholders’ equity balance by the adjusted total asset balance.

(6)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.

MIDDLEBURG FINANCIAL CORPORATION Average Balances, Income and Expenses, Yields and Rates
	Three months ended June 30,
	2014			2013
	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$276,110	$1,864	2.71%	$268,369	$1,523	2.28%
Tax-exempt (1)	57,394	814	5.69%	69,390	978	5.65%
Total securities	$333,504	$2,678	3.22%	$337,759	$2,501	2.97%
Loans:
Taxable	$744,009	$8,460	4.56%	$759,360	$8,789	4.64%
Tax-exempt (1)	652	9	5.54%	687	9	5.25%
Total loans (3)	$744,661	$8,469	4.56%	$760,047	$8,798	4.64%
Interest on deposits in banks and federal funds sold	81,552	47	0.23%	45,371	29	0.26%
Total earning assets	$1,159,717	$11,194	3.87%	$1,143,177	$11,328	3.97%
Less: allowances for loan losses	(12,606)			(13,550)
Total nonearning assets	78,679			79,748
Total assets	$1,225,790			$1,209,375
Liabilities:
Interest-bearing deposits:
Checking	$340,789	$161	0.19%	$319,704	$210	0.26%
Regular savings	113,487	53	0.19%	110,713	63	0.23%
Money market savings	73,308	35	0.19%	75,733	43	0.23%
Time deposits:
$100,000 and over	123,527	317	1.03%	139,073	432	1.25%
Under $100,000	132,002	429	1.30%	142,217	505	1.42%
Total interest-bearing deposits	$783,113	$995	0.51%	$787,440	$1,253	0.64%
Short-term borrowings	—	—	—%	2,090	18	3.45%
Securities sold under agreements to repurchase	35,114	81	0.93%	34,204	81	0.95%
FHLB borrowings and other debt	85,155	355	1.60%	90,155	299	1.33%
Federal funds purchased	4	—	—%	—	—	—%
Total interest-bearing liabilities	$903,386	$1,431	0.63%	$913,889	$1,651	0.72%
Non-interest bearing liabilities:
Demand deposits	194,779			169,894
Other liabilities	9,936			6,917
Total liabilities	$1,108,101			$1,090,700
Non-controlling interest	—			2,835
Shareholders' equity	117,689			115,840
Total liabilities and shareholders' equity	$1,225,790			$1,209,375
Net interest income		$9,763			$9,677
Interest rate spread			3.24%			3.25%
Cost of Funds			0.52%			0.61%
Interest expense as a percent of average earning assets			0.49%			0.58%
Net interest margin			3.38%			3.40%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.

(2)	All yields and rates have been annualized on a 365 day year.

(3)	Total average loans include loans on non-accrual status.

MIDDLEBURG FINANCIAL CORPORATION Average Balances, Income and Expenses, Yields and Rates
	Six months ended June 30,
	2014			2013
	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$276,510	$3,555	2.59%	$267,177	$3,109	2.35%
Tax-exempt (1)	59,155	1,698	5.79%	68,327	1,933	5.70%
Total securities	$335,665	$5,253	3.16%	$335,504	$5,042	3.03%
Loans:
Taxable	$750,666	$17,341	4.66%	$757,913	$17,748	4.72%
Tax-exempt (1)	652	17	5.26%	687	18	5.28%
Total loans (3)	$751,318	$17,358	4.66%	$758,600	$17,766	4.72%
Interest on deposits in banks and federal funds sold	65,268	73	0.23%	51,603	59	0.23%
Total earning assets	$1,152,251	$22,684	3.97%	$1,145,707	$22,867	4.03%
Less: allowances for loan losses	(13,101)			(13,905)
Total nonearning assets	80,133			82,346
Total assets	$1,219,283			$1,214,148
Liabilities:
Interest-bearing deposits:
Checking	$336,690	$322	0.19%	$326,329	$445	0.28%
Regular savings	113,262	105	0.19%	109,740	123	0.23%
Money market savings	74,864	71	0.19%	76,903	90	0.24%
Time deposits:
$100,000 and over	126,948	640	1.02%	143,242	939	1.32%
Under $100,000	131,385	859	1.32%	142,795	1,029	1.45%
Total interest-bearing deposits	$783,149	$1,997	0.51%	$799,009	$2,626	0.66%
Short-term borrowings	—	—	—%	2,372	47	4.00%
Securities sold under agreements to repurchase	35,431	161	0.90%	34,153	161	0.95%
FHLB borrowings and other debt	85,155	668	1.54%	85,810	594	1.40%
Federal funds purchased	2	—	0.00%	—	—	0.00%
Total interest-bearing liabilities	$903,737	$2,826	0.63%	$921,344	$3,428	0.75%
Non-interest bearing liabilities:
Demand deposits	189,807			167,268
Other liabilities	9,549			7,249
Total liabilities	$1,103,093			$1,095,861
Non-controlling interest	—			2,941
Shareholders' equity	116,190			115,346
Total liabilities and shareholders' equity	$1,219,283			$1,214,148

Net interest income		$19,858			$19,439

Interest rate spread			3.34%			3.28%
Cost of Funds			0.52%			0.64%
Interest expense as a percent of average earning assets			0.49%			0.60%
Net interest margin			3.48%			3.42%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.

(2)	All yields and rates have been annualized on a 365 day year.

(3)	Total average loans include loans on non-accrual status.